                                            -33-
                                                          EXHIBIT 12


                     Baxter International Inc. and Subsidiaries
            Exhibit 12 - Computation of Ratio of Earnings to Fixed Charges
                      (Unaudited - in millions, except ratios)


- - -------------------------------------------------------------------------------
Year ended December 31                 1995    1994     1993      1992    1991

Income from continuing operations
 before income tax expense (benefit)   $524     $559     $(74)     $510   $431
Add:
 Interest costs                         117      120      109       100    110
 Estimated interest included
   in rentals (1)                        29       31       31        29     24
- - -------------------------------------------------------------------------------
Fixed charges as defined                146      151      140       129    134
 Interest costs capitalized              (3)      (2)      (5)       (5)    (4)
 Losses of less than majority owned
    affiliates, net of dividends         10       18       27        34     32
- - -------------------------------------------------------------------------------
 Income as adjusted                    $677     $726     $ 88      $668   $593
- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------

Ratio of earnings to fixed charges    4.64     4.80      0.63     5.18     4.42
- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------

Six months ended June 30                                                   1996

Income from continuing operations before
 income taxes                                                              $385
Add:
 Interest  costs                                                             64
 Estimated interest included in rentals (1)                                  15
- - -------------------------------------------------------------------------------

Fixed charges as defined                                                     79
 Interest costs capitalized                                                  (1)
 Losses of less than majority
   owned affiliates, net of dividends                                         4
- - -------------------------------------------------------------------------------

 Income as adjusted                                                        $467
- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------

Ratio of earnings to fixed charges                                         5.95
- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------


- - --------------------------------
(1) Represents the estimated interest portion of rents.